EXHIBIT 10.52

CONFIDENTIAL TREATMENT IS REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATEMENT IS REQUESTED ARE DENOTED BY [***].  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

March 18, 2011

Mr. David M. Meyer, Managing Director
Knightspoint Partners, LLC
1325 Avenue of the Americas, 27th Floor
New York, NY 10019

Dear David:

This will confirm your agreement with CPI Corp. (the “Company”) regarding your compensation as Executive Chairman (the “Chairman”) of the Board of Directors of the Company (the “Board”) during the fiscal year ended February 4, 2012 (“FY2011”).

1.  Chairman.

a.           During the term of this agreement, you hereby agree to oversee and supervise executive management of the Company relating to the following strategic goals for the Company:

i. effective implementation of the Company’s annual operating plan as established by the Company’s Board and as evidenced by achievement of EBITDA targets established by the Board in each fiscal year;

ii. assisting the Board and management in developing plans and strategies for protecting and increasing shareholder value over time including establishing new sources of revenue that leverage the Company’s capabilities and infrastructure;

b.           In consideration of your agreement hereunder, you shall be entitled to the compensation described in Paragraphs 2 and 3 hereof.

2.  Retainer and Bonus.

a.           Retainer:  You will be entitled to receive a quarterly retainer of $75,000 during the term of this agreement, payable on the first day of each quarter of the Company’s fiscal year during the term of this agreement, beginning with the first fiscal quarter of FY2011.

b.           Performance Bonus:  You will be entitled to receive a performance bonus for FY2011 based on the Adjusted EBITDA targets and payouts set out in Schedule A attached to this agreement ([***] Confidential treatement has been requested for all of Schedule A.).  For purposes of this agreement, Consolidated Adjusted EBITDA will be calculated in the same manner as determined for purposes of the Company’s annual management incentive plan.

c.           Payment of Performance Bonus.  The amount of your FY2011 performance bonus (if any) determined in accordance with Schedule A to this agreement will be paid to you not later than ninety (90) days following the last day of FY2011 50% in cash and 50% in stock of the Company.  The number of shares to be delivered to you with respect to your performance bonus will be determined by dividing (i) 50% of the amount determined under Paragraph 2(b) and Schedule A by (ii) the closing price of a share of the Company’s common stock on the last trading day of FY2011.  Any such shares shall be subject to the terms of the Company’s Omnibus Incentive Plan, adopted as of May 29, 2008 and approved by the Company’s stockholders on July 17, 2008 (the “Plan”) and/or such other terms and conditions as the Committee shall determine.  Any shares awarded to you with respect to your performance bonus will be fully vested as of the date of such award.

d.           Discretionary Bonus.  In addition to the performance bonus described in Paragraphs 2b, the Committee, in its sole discretion, may provide you with an additional bonus of up to $100,000 for FY2011.  It is understood that this Discretionary Bonus is exclusive of the performance bonus of Paragraph 2(b). The amount of your discretionary bonus (if any) pursuant to this Paragraph 2(d) will be paid to you in the form of shares of the Company’s common stock to be delivered to you not later than ninety (90) days following the last day of FY2011. Any such shares shall be subject to the terms of the Company’s Omnibus Incentive Plan, adopted as of May 29, 2008 and approved by the Company’s stockholders on July 17, 2008 (the “Plan”) and/or such other terms and conditions as the Committee shall determine. The Committee has full and absolute discretion to award all or part of the discretionary bonus under this Paragraph 2(d).

e.           In the event you voluntarily terminate this agreement prior to the last day of FY2011, you will forfeit any compensation payable under Paragraph 2(b) and will reimburse the Company for any compensation already paid to you under Paragraph 2(a) that was unearned as of the date of termination on a prorated basis.

3.  Restricted Stock Grant.  You will be awarded $200,000 of restricted stock (based on the latest closing stock price as of February 5, 2011) effective March 18, 2011 (the “Grant Date”), subject to the terms, conditions and restrictions set out in the Plan and in the attached Restricted Stock Award Agreement.  The restricted shares awarded to you pursuant to this Paragraph 3 shall vest in four equal annual installments of 25% beginning on the last day of FY2011, provided that you continue to provide services to the Company through each relevant vesting date.  In the event of a termination of your service on the Board at any time by reason of your death, permanent disability or an involuntary termination of this Agreement by the Company other than for Cause, however, the restrictions on any remaining restricted shares shall immediately lapse.  For purposes of this agreement, “Cause” shall mean a termination of your services as Executive Chairman by the Company by reason of any of the following acts by or other circumstances regarding you:  (i) an act committed, after the date of this agreement, in bad faith and to the detriment of the Company or any of its affiliates, (ii) refusal or failure to act in substantial accordance with any written material direction or order of the Company, (iii) repeated unfitness or unavailability for service, disregard of the Company’s rules or policies after reasonable notice and opportunity to cure, or misconduct, but not incapacity, (iv) entry of a final order of judgment affirming the conviction of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person,  or (v) material breach or violation of any other provision of this agreement or of any other contractual obligation to the Company or any of its affiliates.  Notwithstanding anything herein to the contrary, in the event you cease to be Executive Chairman of the Company anytime after the termination or expiration of this agreement but remain a member of the Board, any then remaining unvested restricted shares shall immediately vest in full upon your ceasing to be the Executive Chairman.

4.  Term; Termination.

a.           This agreement will take effect immediately and will continue for a term expiring on the last day of FY2011, subject to earlier termination under Paragraph 4(b) or 4(c), below.

b.           This agreement shall terminate immediately in the event of your death or permanent disability at any time prior to the last day of FY2011.

c.           Either party may terminate this agreement at any time, with or without Cause, upon sixty (60) days prior written notice to the other party.

d.           Except as specifically provided in Paragraphs 2(e) or 3, expiration or termination of this agreement will not relieve either party of any liability or obligation which accrued hereunder prior to the effective date of such termination, nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this agreement, nor prejudice either party’s right to obtain performance of any obligation.

5.  Reimbursement of Expenses.  The Company will reimburse you for all reasonable, documented expenses incurred in connection with this agreement (including travel expenses, which will be reimbursed in accordance with the Company’s standard travel policy), subject to your submission of invoices or other customary proof of expense.

6.  Assignment; Binding Agreement.

a.           You may not assign this agreement or any part hereof.

b.           The Company may assign all rights and liabilities under this agreement to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without your consent.

c.           Subject to the foregoing, this agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.  Any purported assignment that does not comport with this Paragraph 6 will be null, void and of no effect.

d.           This agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof.  This agreement shall supercede any and all prior agreements or understandings related to the subject matter hereof.  Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof, and any term or provision of this agreement may be amended or supplemented at any time by the mutual consent of the parties hereto, except that any waiver of any term or condition, or any amendment, of this agreement must be in writing.

e.           The laws of the State of Missouri shall govern the interpretation, validity and performance of the terms of this agreement regardless of the law that might be applied under principles of conflict of laws.

7.           Consent of the Board.  This agreement is subject to ratification by the Board, and you shall be recused from voting on the matter.

Please acknowledge your agreement to the terms set forth herein by signing and returning one copy of this letter to me.

Sincerely,

CPI Corp.

By:	/s/Turner White
Turner White
Chairman, Compensation Committee

Agreed to this 18th day of March 2011

/s/David M. Meyer
__________________________
David M. Meyer

SCHEDULE A
TO AGREEMENT DATED MARCH 18, 2011

Performance Bonus Criteria for Fiscal Year
Ending February 4, 2012 (“FY 2011”)

Your target performance bonus for FY 2011 is $300,000 (“Target EBITDA Bonus”) and is tied to Consolidated Adjusted EBITDA performance.  The actual bonus earned shall be determined based on the following criteria:

FY 2011 Adjusted EBITDA

(1)	If FY2011 Adjusted EBITDA is less than [***], then you shall not be entitled to an EBITDA Bonus.
(2)	If FY2011 Adjusted EBITDA is equal to [***], then you shall be entitled to an EBITDA Bonus equal to 50% of the Target EBITDA Bonus.
(3)
If FY2011 Adjusted EBITDA is [***], then you shall be entitled to 100% of the Target EBITDA Bonus.  If the FY2011 Adjusted EBITDA is between [***] and [***], then you shall be entitled to a prorated EBITDA Bonus between 50% and 100% of the Target EBITDA Bonus.

(4)	If FY2011 Adjusted EBITDA exceeds [***], then you shall be entitled to the Target EBITDA Bonus plus [***] for each [***] by which FY2011 Adjusted EBITDA exceeds [***], prorated as applicable.

*** Confidential treatment requested for this portion of the document.